UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 2, 2006 (February 27, 2006)

Fortune Brands, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-9076	13-3295276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Lake Cook Road

Deerfield, IL 60015

(Address of Principal Executive Offices) (Zip Code)

847-484-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

Fortune Brands, Inc. (the “Company”) has long maintained the incentive programs described below. These programs reward achievement of key performance measures — including growth in earnings per share and strong returns — that increase value for shareholders.

Annual Executive Incentive Bonus

On February 27, 2006, the Compensation and Stock Option Committee (the “Committee”) of the Company’s Board of Directors established performance goals under the Company’s Annual Executive Incentive Compensation Plan for 2006. The Plan covers officers of the Company holding the office of Vice President or a more senior office. The Committee established as a performance goal an incentive pool of 2.5% of 2006 adjusted net income (defined generally as the Company’s net income from continuing operations) from which bonuses will be paid. The Committee allocated a percentage of the pool to each participant in the plan.

After 2006 adjusted net income is determined, the Committee will approve the actual bonuses. The Committee has discretion to award bonuses that are less than the percentage of the pool allocated to each participant, and generally approves bonuses that range from 0% to 200% of a target bonus amount. The target bonus amount is a percentage of base salary. Based on current salaries of participants, if 100% of the target bonus amount is paid, 23.6% of the incentive pool will be used. If 200% of the target bonus amount is paid, 47.2% of the incentive pool will be used. The percentage of the target bonus amount awarded is based primarily on the Company’s earnings per share results, but in no event can bonuses exceed a participant’s allocated percentage of the pool.

The allocated percentage of the pool is: 13.5% for Norman H. Wesley, Chairman and Chief Executive Officer; and 7.5% for Craig P. Omtvedt, Senior Vice President and Chief Financial Officer, Mark A. Roche, Senior Vice President, General Counsel and Secretary, Christopher J. Klein, Senior Vice President – Strategy and Corporate Development and Mark Hausberg, Senior Vice President – Finance and Treasurer. The target bonus amount is 110% for Mr. Wesley; 75% for Mr. Omtvedt; 60% for Messrs. Roche and Klein; and 50% for Mr. Hausberg.

Long-Term Incentive Plan

On February 27, 2006, the Committee also established performance goals for performance awards under the Company’s Long-Term Incentive Plan for the performance period 2006-2008. The Committee granted performance awards to executive officers for the 2006-2008 performance period contingent upon the Company achieving specified ending annual return on invested capital and cumulative diluted earnings per share targets over the performance period. Executive officers will be paid the target number of shares if the Company achieves 100% of the target ending annual return on invested capital and cumulative earnings per share. An additional amount of shares will be paid if the Company exceeds the targeted ending annual return on invested capital and cumulative earnings per share goals, but the maximum number of shares paid will not exceed 150% of the target amount. If the minimum ending annual return on invested capital and cumulative earnings per share goals are not achieved, no shares will be paid. The chart attached as Exhibit 10.1 of this report further illustrates how payouts are determined. The forms of Notice of Award and Terms and Conditions attached as Exhibit 10.2 describe the terms and conditions applicable to the performance awards.

The target number of shares is: 32,000 for Mr. Wesley; 13,000 for Mr. Omtvedt; 8,600 for Messrs. Roche and Klein; and 3,400 for Mr. Hausberg.

Item 8.01. Other Events.

Fortune Brands’ Corporate Governance Principles provide that directors retire from the Board at the Annual Meeting of Stockholders following the director’s 71st birthday. In accordance with this policy, Mr. Gordon R. Lohman was scheduled to retire on April 25, 2006. ACCO Brands Corporation, which was spun off from Fortune Brands in August 2005, asked Mr. Lohman to serve on its board of directors until April 2007. Due to Mr. Lohman’s commitment to ACCO Brands’ board and his continued exceptional value to Fortune Brands’ board, on February 28, 2006, the Company’s Board of Directors voted an exception to the retirement age policy and requested that Mr. Lohman continue to serve as a director of the Company until the 2007 Annual Meeting of Stockholders, currently scheduled for April 24, 2007.

Item 9.01. Financial Statements and Exhibits.

(d)

10.1	Long Term Incentive Plan Payment Matrix for the 2006-2008 performance period.

10.2	Form of Notice of Performance Stock Award and Terms and Conditions for awards granted under the Fortune Brands, Inc. 2003 Long-Term Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTUNE BRANDS, INC.
(Registrant)

By	/s/ Craig P. Omtvedt
Name:	Craig P. Omtvedt
Title:	Senior Vice President and Chief Financial Officer

Date: March 2, 2006

Exhibit Index

Exhibit Number	Description
10.1	Long Term Incentive Plan Payment Matrix for the 2006-2008 performance period.
10.2	Form of Notice of Performance Stock Award and Terms and Conditions for awards granted under the Fortune Brands, Inc. 2003 Long-Term Incentive Plan.